NORFOLK SOUTHERN CORPORATION
LONG-TERM INCENTIVE PLAN
FORM OF 2005 PERFORMANCE SHARE UNIT AWARD

Pursuant to the authority granted under the Norfolk Southern Corporation Long-Term Incentive Plan ("Plan") and in accordance with its terms, the Committee approved the future award of Performance Share Units in 2005 under the Plan, to such Participants and in such amounts as may be determined by the Committee, payable one half in cash and one half in shares of Common Stock of Norfolk Southern Corporation payable on February 15, 2008.  The award of Performance Share Units shall entitle Participants to Performance Shares (or cash in lieu thereof) upon the Corporation's achievement of performance goals established by the Committee at the time of grant for three equally weighted performance criteria: (a) the Corporation's total stockholder return as compared to the S&P 500 Index; (b) the Corporation's operating ratio; and (c) the Corporation's return on average capital invested.

If the Participant's employment with the Corporation or a Subsidiary is terminated before the end of the Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant is granted a leave of absence before the end of the Performance Cycle, the Participant shall not forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant's employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle.  If a Participant's employment is terminated before the end of the Performance Cycle by reason of Disability or death, the Participant shall be entitled to a prorated payment with respect to any Performance Shares that were being earned during the Performance Cycle.  If the Participant's employment is terminated before the end of the Performance Cycle by reason of Retirement, the Participant's rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of Plan Section 10, continue as if the Participant's employment had continued through the end of the Performance Cycle.